UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant	☐

Check the appropriate box:

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☐	Definitive Proxy Statement
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Advaxis, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Advaxis, Inc.

305 College Road East

Princeton, New Jersey 08540

NOTICE OF POSTPONEMENT

OF 2014 ANNUAL MEETING OF STOCKHOLDERS

NOTICE TO THE STOCKHOLDERS OF ADVAXIS, INC.:

The 2014 Annual Meeting of Stockholders of Advaxis, Inc. (the “Company”), scheduled to be held on Friday, April 25, 2014, has been postponed and will now take place on Wednesday, July 9, 2014. A formal notice setting forth the exact location and time of the rescheduled meeting will be mailed to you in due course.

We have decided to postpone the Annual Meeting in order to allow our Board of Directors to address stockholder questions regarding Proposal Number 3 to increase the number of shares of common stock issuable under the Company’s 2011 Omnibus Incentive Plan as set forth in the Proxy Statement dated February 28, 2014.

The record date for the Annual Meeting has been changed from February 26, 2014 to the close of business on May 15, 2014. Amended proxy materials will be filed with the Securities and Exchange Commission prior to the rescheduled meeting. The amended proxy materials and a new proxy card will be distributed to the stockholders by the Company shortly thereafter. Please note that because the record date for the annual meeting has been changed, you must submit the new proxy card in order for your vote to be counted and votes cast prior to the mailing of the amended proxy materials will be disregarded.

We apologize for any inconvenience this may have caused you. If you have any questions regarding the foregoing, please contact Lisa Caperelli, Senior Director, Investor Relations and Corporate Communications, at (215) 206-1822.

By Order of the Board of Directors,

/s/ Daniel J. O’Connor

President and Chief Executive Officer

Princeton, New Jersey

April 8, 2014